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                                                                    EXHIBIT 99.2


                             3DFX INTERACTIVE, INC.
                                  P.O. BOX 790
                          ALVISO, CALIFORNIA 95002-0790

                                   May 3, 2001

Dear 3dfx Shareholder:

         At the special shareholders meeting held on March 27, 2001, the shareholders of 3dfx Interactive, Inc. (the "Company") approved the liquidation, winding up and dissolution of the Company pursuant to a plan of dissolution, as well as an asset sale to NVIDIA US Investment Company, a wholly-owned subsidiary of NVIDIA Corporation ("NVIDIA"), pursuant to an asset purchase agreement.

         YOU ARE HEREBY NOTIFIED THAT THE COMPANY HAS ELECTED TO WIND UP ITS AFFAIRS AND TO VOLUNTARILY DISSOLVE IN ACCORDANCE TO CHAPTER 19 OF THE CALIFORNIA GENERAL CORPORATION LAW, AND THAT THE CORPORATION IS NOW IN THE PROCESS OF WINDING UP ITS AFFAIRS IN THE MANNER REQUIRED BY LAW.

         As part of its effort to wind up its affairs, the Company has completed the sale of substantially all of its assets to NVIDIA pursuant to an asset purchase agreement executed by the parties on December 15, 2000. At the closing, NVIDIA paid cash in the net amount of $55 million in accordance with the asset purchase agreement. Subject to the Company in the future satisfying certain additional conditions provided for in the asset purchase agreement, NVIDIA will also pay to the Company one million shares of common stock of NVIDIA Corporation or a combination of up to $25 million in cash and a lesser number of shares of common stock of NVIDIA Corporation. The Company is not yet in a position to announce if, or when, it will be able to satisfy these additional conditions.

         Please know that I, on behalf of the Company and its Board of Directors, very much appreciate the support that you and other shareholders of the Company have demonstrated.

                                      Sincerely,

                                      /s/ Richard A. Heddleson

                                      Richard A. Heddleson
                                      Chief Financial Officer